UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	March 31, 2005

Johnson Outdoors Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	0-16255	39-1536083
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

555 Main Street, Racine, Wisconsin 53403
(Address of principal executive offices, including zip code)

(262) 631-6600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.     Termination of a Material Definitive Agreement.

        On October 28, 2004, Johnson Outdoors Inc. (the “Company”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with JO Acquisition Corp. (the “Purchaser”), an entity established by members of the family of the late Samuel C. Johnson, including Helen P. Johnson-Leipold, Chairman and Chief Executive Officer of the Company. Under the terms of the merger proposed by the Merger Agreement (the “Merger”), public shareholders of the Company would have received $20.10 per share in cash, and the members of the Johnson family would have acquired 100% ownership of the Company.

        The Merger was subject to a number of conditions contained in the Merger Agreement, including shareholder approval of the Merger Agreement. On March 22, 2005, a special meeting of the shareholders of the Company was held in order to vote upon a proposal to approve the Merger Agreement. The required shareholder vote was not obtained at such meeting and the Merger Agreement was terminated on March 31, 2005 by the Company and the Purchaser pursuant to the terms of the Merger Agreement. The termination of the Merger Agreement did not result in the imposition of any penalties on the Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON OUTDOORS INC.
Date: March 31, 2005	By: /s/ Paul A. Lehmann
Paul A. Lehmann
Vice President and Chief Financial Officer